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                                                                      EXHIBIT 11
              MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

              SCHEDULE COMPUTING CONSOLIDATED NET LOSS PER SHARE
                      APPLICABLE TO COMMON STOCKHOLDERS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Common shares outstanding

                                                   YEAR ENDED          YEAR ENDED            YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,          DECEMBER 31,
                                                     1996                 1995                  1994
                                                   -----------         -----------           -----------
Shares outstanding at
   beginning of period1                            124,460,228         128,306,436           122,897,416
     Add issuances                                 100,050,302           1,953,792             5,409,020
                                                   -----------         -----------           -----------
                                                   224,510,530         130,260,228           128,306,436
     Less treasury shares                               -               (5,800,000)               -
                                                   -----------         ------------          -----------
Shares outstanding at
   end of period                                   224,510,530         124,460,228           128,306,436
                                                   ===========         ===========           ===========


Net loss per share applicable
to common stockholders

                                                  YEAR ENDED          YEAR ENDED            YEAR ENDED
                                                  DECEMBER 31,        DECEMBER 31,          DECEMBER 31,
                                                     1996                1995                  1994
                                                  ------------        ------------          ------------
Weighted average number
   of common shares
   outstanding                                     166,432,000         127,786,000           124,874,000
                                                  ============        ============          ============

Net loss                                          $ (1,838,030)       $   (267,898)         $   (151,201)
Dividends on preferred stock                           (29,429)            (15,064)                    -
                                                  ------------        ------------          ------------
Net loss applicable to
   common stockholders                            $ (1,867,459)       $   (282,962)         $    (151,201)
                                                  ============        ============          =============

Net loss per share applicable
   to common stockholders                         $     (11.22)       $      (2.21)         $       (1.21)
                                                  ============        ============          =============

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(1)  All share data has been stated reflecting the common stock split in 1996.